SCHEDULE 14A

                                 (RULE 14a-101)

             INFORMATION REQUIRED IN CONSENT SOLICITATION STATEMENT
                            SCHEDULE 14A INFORMATION

   Consent Solicitation Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No. __________)

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[X] Preliminary consent solicitation statement. [ ]Confidential, for use of the
                                                   Commission only (as permitted
[ ] Definitive consent solicitation statement.     by Rule 14a-6(e)(2)).

[ ] Definitive additional materials.

[ ] Soliciting material under Rule14a-12.

                             PERFECTDATA CORPORATION
--------------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)
 ------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]         No fee required.

[ ]         Fee computed on table below per Exchange Act Rules 14a-6 (i) (4) and
0-11.

         (1) Title of each class of securities to which transaction applies:
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         (2) Aggregate number of securities to which transaction applies:
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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1 (set forth the amount on which the filing fee is Calculated and state how it was determined):
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

         (4) Proposed maximum aggregate value of transaction:
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         (5) Total fee paid:
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[ ]      Fee paid previously with preliminary materials.
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[ ]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount Previously Paid:
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         (2) Form, Schedule or Registration Statement No.:
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         (3) Filing Party:
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         (4) Date Filed:

                             PERFECTDATA CORPORTION
                          1445 East Los Angeles Avenue
                              Simi Valley, CA 93065

                                                             February   , 2004





  Dear PerfectData Shareholder:

       The Board of Directors is seeking your consent, in lieu of holding a meeting, to the sale to Spray Products Corporation of our current business operations. Spray, which is currently the major supplier to our Company of compressed gas dusters, which product represents more than 85% of our Company's current sales, has been acting, since November 1, 2003, as the manager for the fulfillment of orders from the Company's customers. The purchase price is an amount equal to the sum of the value of the then inventory, the amount of collectible accounts receivable and $100,000, less the amount of trade payables being assumed by Spray. Our reasons for seeking your approval and further details relating to the sale are set forth in the annexed Consent Solicitation Statement.

       Although this sale, when closed, will leave us without any operations, we believe that our Company will remain an attractive candidate for an acquisition or merger. Despite our efforts to increase revenues and decrease expenses, these operations, prior to Spray's management arrangement, continued to result in a loss, thereby reducing our cash position, which is our principal asset. As a public company, with no more operational losses, with a strong cash position (i.e., in excess of $1,500,000) and with improved stock market conditions generally, PerfectData Corporation can still consummate, in our opinion, a transaction with a private company with on-going operations that will give a "new life" to our Company. We are disappointed that the negotiations with SuperCom Ltd., an Israeli company, terminated, but, for the reasons described in the annexed Consent Solicitation Statement, we believe such termination to be in the best interests of our Company and you, our shareholders.

       We are using the consent procedure in lieu of calling a meeting because it is less expensive than calling a meeting and will enable us, once we have secured your approval, to close with Spray sooner, i.e., the day after we receive consents from the holders of at least 31.9% of our Company's outstanding shares. We already have received consents aggregating 19.1% of our Company's outstanding shares from directors, officers and a trust for which the senior partner of our counsel acts as Trustee.

PerfectData Shareholder
February  , 2004
Page 2 of 2


       Please execute the enclosed consent and return it promptly to our Transfer Agent in the enclosed self-addressed prepaid envelope. This will enable us to close with Spray and concentrate our efforts on seeking an acquisition or merger candidate. If you have any questions, please do not hesitate to contact us as provided in the annexed Consent Solicitation Statement.


                                           Sincerely yours,

                                           Harris A. Shapiro
                                           Chairman and Chief Executive Officer
                                           For the Board of Directors

                             PERFECTDATA CORPORATION
                          1445 East Los Angeles Avenue
                                    Suite 208
                              Simi Valley, CA 93065

                         CONSENT SOLICITATION STATEMENT

       This Consent Solicitation Statement is furnished in connection with the solicitation by the Board of Directors of PerfectData Corporation, or the "Company," of consents from the Company's shareholders in lieu of holding a meeting, pursuant to Section 603 of the California General Corporation Law, approving the sale by the Company of its current business operations to Spray Products Corporation, or "Spray," on the terms and conditions hereinafter described in this Consent Solicitation Statement. Your attention is directed to the section "Terms of Sale" under the caption "Proposed Sale Transaction." This Consent Solicitation Statement and the enclosed form of consent are first being mailed on or about ________, ___________, 2004 to holders of record of the Company's Common Stock, no par value per share, or the "Common Stock," as of the close of business on ____________, February __, 2004, or the "Record Date," which has been fixed, as described in the succeeding paragraph, as the record date for the determination of the shareholders to be solicited for consents to this proposal.

       All of the directors and executive officers of the Company have already given their consents to approval of the sale proposal with respect to an aggregate of 756,843 shares of the Common Stock. Receipt of their consents on ___________, February __, 2004 by the Secretary of the Company made that date the Record Date pursuant to Section 701(b)(2) of the California General Corporation Law. The Company has also received a consent from William B. Wachtel, as Trustee of Digital Trust, with respect to 427,873 shares. For information as to this shareholder, your attention is directed to Note (3) to the table under the caption "Security Ownership of Certain Beneficial Owners and Management" elsewhere in this Consent Solicitation Statement. The Company, accordingly, has received consents from an aggregate of 1,184,716 shares, or 19.1% of the outstanding shares of the Common Stock as of the Record Date.

                                VOTING SECURITIES

       On the Record Date, 6,209,530 shares of the Common Stock were issued, outstanding and entitled to consent. There is no other class of capital stock currently issued and outstanding and, accordingly, no other class to be solicited for consents to the sale proposal. Each shareholder of record is entitled to cast, in person or by proxy, one vote for each share of the Common Stock held by such shareholder as of the close of business on the Record Date. This consent solicitation will become effective, and the sale proposal approved, when the Company receives consents from the holders of shares of the Common Stock representing more than a majority of the outstanding shares of the Common Stock (i.e., consents with respect to at least 3,104,766 shares, of which, as ---- indicated above, consents as to 1,184,716 shares have already been received). California law does not require that we specify a date by which consents must be received; however, the Board has directed that solicitation of additional consents cease if the required consents have not been received by ______, ___________, __, 2004 [30 days after this Statement is first mailed to shareholders].

       Consents will be voted as indicated in this Consent Solicitation Statement and the enclosed consent. Shares presented by properly executed consents will be voted in accordance with any specifications made therein. You may revoke a previously given consent by delivering a written notice of revocation to the Company (Attention: Irene J. Marino, Secretary) at its principal executive office at any time prior to the receipt by the Company of consents sufficient to approve the proposal to sell the operating assets of the Company to Spray as described in the preceding paragraph. The principal executive office of the Company is located at the address in the heading to this Proxy Statement.

       The rules of the New York State Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. do not permit a member firm of any such entity to consent to adoption of the sale proposal without specific instructions to such effect from the beneficial owner of the shares of the Common Stock whom the member firm represents of record. Accordingly, the Company urges you, if you are a beneficial owner, to instruct the member firm which holds of record your shares of the Common Stock to consent to the sale proposal as to which the Board is seeking your consent. The Company also urges you, if you are a beneficial owner whose shares of the Common Stock are held of record on the Record Date by an entity other than a member firm, to urge such other entity to consent with respect to the sale proposal.

       If you desire to consent, please return the enclosed consent to U.S. Stock Transfer Corporation, as the Transfer Agent for the Common Stock, in the enclosed self-addressed prepaid envelope. If you do not have such an envelope, you can mail your consent to U.S. Stock Transfer Corporation at 1745 Gardenia Avenue, Suite 200, Glendale, CA 91204, Attention: Proxy Department.

       If you do not consent, you shall have the right to receive payment for your shares as a result of shareholders' approval of the sale proposal. Your attention is directed to the caption "Dissenters' Rights" elsewhere in this Consent Solicitation Statement.

       Each of the persons who has served as a director or as an executive officer of the Company since April 1, 2003 (i.e., the beginning of the last fiscal year of the Company) has no substantial interest, direct or indirect, by security holdings or otherwise, in the sale proposal as to which consent is being solicited.

                            PROPOSED SALE TRANSACTION

Terms of Sale

       On October 3, 2003, the Company entered into an Asset Purchase Agreement, or the "APA," with Spray Products Corporation, or Spray, pursuant to which the Company agreed to sell to Spray (or its designated affiliate) substantially all of the operating assets of the Company for a price equal to the sum of the value of the inventory, the amount of collectible accounts receivable and $100,000, less the amount of trade payables of the Company which are being assumed by Spray. A copy of the APA is annexed to this Consent Solicitation Statement as Appendix A, an amendment dated January __, 2004 to the APA is annexed as Appendix B and both are incorporated herein by this reference. Ten percent of the purchase price will be held in escrow pending the collection of certain receivables by Spray. The Company is not transferring any of its cash or cash equivalents as part of the transaction. The Board deems the purchase price to be fair consideration for the assets because the Company had negotiated over a period of months with several potential purchasers. Spray is currently the major supplier to the Company of compressed gas dusters, which product represents more than 85% of the Company's current sales.

       The closing of the sale of the assets to Spray, assuming the Company receives consents from the holders of at least a majority of the outstanding shares on the Record Date, shall occur on the day following the receipt of such consents, but not earlier than ten calendar days after the mailing of this Consent Solicitation Statement to shareholders.

       In the event either party terminates the APA in violation thereof, or is unable to close, that party shall pay a break-up fee of $100,000 to the other party.

       Since November 1, 2003, Spray has, pursuant to the APA, been acting as the manager for the fulfillment of orders from the Company's customers. As compensation for Spray's services, Spray is receiving a fee of 7 1/2% of the Net Sales (as such term is defined), payable monthly.

Reasons for Transaction

       The Company's Board of Directors, after consultation with certain major shareholders, had elected in June 2003 to sell the operating business assets of the Company because, despite efforts by the Company during the prior fiscal years which had increased revenues and reduced its expenses, the Company was continuing to operate at a loss, thereby diluting its cash position, which is its major asset. In making its decision to sell the Company's business operations, the Board noted that the Company had received offers to buy, and then operate, the Company's operations, that there were threats from certain of the Company's customers that they were considering turning to other suppliers, especially in view of the announcement as to the Company's then proposed merger transaction with SuperCom Ltd. ("SuperCom"), and that the Company's lease would (and did) expire on June 30, 2003, thereby raising the question of whether a long-term renewal was feasible under all the circumstances. The Board concluded that a sale or liquidation of the operating assets was in the best interests of the Company and its shareholders even if no transaction with SuperCom or another acquisition or merger entity was effected. SuperCom had, in any event, made sale of these operations a precondition to consummation of the Company's transaction with it.

Risk if Transaction Is Consummated

       If the Company receives the requisite consents and then consummates the sale to Spray, the Company will have no operations and, accordingly, will receive no revenues (other than from collecting certain accounts receivable and interest on its investments of cash) unless and until an acquisition is made as provided in the succeeding paragraph. However, as a result of the management arrangement with Spray described in the section "Terms of Sale" under this caption "Proposed Sale Transaction," the Company has moved to smaller facilities and substantially reduced its on-going overhead expenses. Effective October 15, 2003, the Company has been leasing office space in Simi Valley, California for a six-month term at $950 per month. From June 1993 to June 20, 2003, the Company leased a 24,500 square foot building constructed in Simi Valley, California for the specific needs of the Company and continued to use such space, on a month-to-month basis, until October 31, 2003. The monthly rental, net of sublease income, under the lease for such facility was $8,504.

       The Board does not intend to liquidate the Company, but instead, with the Company having cash or cash equivalents currently in excess of $1,500,000, the Board intends to continue its search for a suitable merger or acquisition candidate. The directors believe that the Company, with no losing operations, with its continuing as a public company and with the cash position described in the preceding sentence, remains an attractive merger or acquisition candidate, especially with the recent improvement in general stock market conditions. During the past three fiscal years, the Company had been seeking acquisitions which have not been related to its current business. The Board was of the opinion that profitability on a continuous basis would not be achieved absent an acquisition of a new business or businesses and/or new products. However, the Board can not determine when any such acquisition will be consummated, if at all. During recent years, three potential acquisitions (including SuperCom) were actively pursued; however, all terminated for different reasons and the Company incurred expenses in connection therewith. See the following section "Terminated Acquisitions."

Terminated Acquisitions

       From October 2001 to February 2002, the Company was engaged in negotiations pursuant to which the shareholders of GraphCo Technologies, Inc., or GraphCo, would acquire a majority interest in, and control of the Board of, the Company. GraphCo is a technologies, software and systems development company providing advanced security solutions for biometric identification, secure access, surveillance and secure law enforcement incident management. The negotiations were mutually terminated on February 19, 2002.

       In August and September 2002, the Company was engaged in negotiations with another privately-held company, with annual revenues approximating $100 million, pursuant to which the stockholders of that company would acquire a majority interest in, and control of the Board of, the Company. Just as the parties were prepared to execute a definitive merger agreement, the other company received an offer from another very large public company and negotiations were terminated during the weekend of September 20, 2002. The other company was ultimately sold to another very large public company.

       On July 2, 2003, the Company entered into an Agreement and Plan of Merger and Reorganization, or the "Merger Agreement," and related agreements with SuperCom, an Israeli corporation, culminating the negotiations which had begun in April 2003. SuperCom is engaged in the research, development and marketing of advanced technologies and products for government secured ID projects and smart card production technology. Its common stock is currently traded on the Euronext Brussels New Market. On October 24, 2003, the Company filed a Registration Statement on Form S-4, File No. 333-109933 (the "Registration Statement"), in order to make available a joint proxy statement for use by the Company and SuperCom to solicit approvals of the transaction from their respective shareholders and a prospectus for the Company to offer shares of the Common Stock to the SuperCom shareholders if the proposed transaction were approved and consummated. If the transaction had been consummated, the SuperCom shareholders would have received approximately 78% of the outstanding shares, subject to adjustment upward depending on the Company's Final Net Available Cash (as defined) at the closing, and three of the five directors would have been designees of SuperCom. When it became obvious to both parties that, in order for the Registration Statement to become effective, SuperCom would, at a minimum, be required to include audited financial statements for its fiscal year which ended December 31, 2003, thereby further delaying closing of the transaction as to which negotiations had begun in April 2003 and which the parties initially hoped to close by October 2003, the Merger Agreement was terminated after discussions as to alternatives. From the perspective of the Company's directors, continuation of the transaction would have required the Company to incur additional expenses, thereby further reducing its Net Available Cash and resulting in further dilution to its shareholders absent SuperCom agreeing to change the dilution formula, and with no certainty as to when there would be a closing.

Regulatory Approvals

       Except for compliance with the Securities Exchange Act of 1934, as amended, or the "Exchange Act," with respect to this Consent Solicitation Statement, no federal or state regulatory approvals or other compliances are required or must be obtained in connection with the proposed sale.

Relationships

       The proposed transaction with Spray was negotiated at arm's-length and the Board is not aware of any relationships, familial or otherwise, between the Company, its directors, its executive officers or any of its affiliates and Spray.

Recommendation

       THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS CONSENT IN FAVOR OF THE PROPOSAL TO SELL THE OPERATING ASSETS OF THE COMPANY TO SPRAY ON THE TERMS AND CONDITIONS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT BY EXECUTING THE ENCLOSED FORM OF CONSENT, CHECKING THE "FOR" BOX AND RETURNING THE SAME TO THE COMPANY'S TRANSFER AGENT. UNLESS A CONTRARY CHOICE IS SPECIFIED, CONSENTS SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE SALE PROPOSAL.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth, as of the Record Date, certain information with respect to (1) any person known to the Company who beneficially owned more than 5% of the Common Stock, (2) each director of the Company (3) the Chief Executive Officer of the Company and (4) all directors and executive officers as a group. Each beneficial owner who is a natural person has advised the Company that he or she has sole voting and investment power as to the shares of the Common Stock, except that, until an option or a warrant is exercised, there is no voting right and except as noted in Note (2) to the table.

                                    Number of Shares       Percentage of
Name and Address                    of Common Stock        Common Stock
of Beneficial Owner                 Beneficially Owned     Beneficially Owned(1)
--------------------                ------------------     ---------------------
Joseph Mazin                           788,997 (2)                 12.7
c/o Flamemaster Corporation
11120 Sherman Way
Sun Valley, CA  91252

StarBiz Corporation                    537,997 (2)                 8.7
11120 Sherman Way
Sun Valley, CA 91252

William B. Wachtel,                    427,873                     6.9
Trustee of Digital Trust (3)
c/o Wachtel & Masyr, LLP
110 East 59th Street
New York, NY 10022

Harris A. Shapiro (4)                  306,166 (5)                 4.9
c/o PerfectData Corporation
1445 East Los Angeles Avenue
Simi Valley, CA  93065

Bryan Maizlish (6)                     15,922 (7)                  Nil
9705 Conestoga Way
Potomac, MD 20854

Timothy D. Morgan (6)                  17,122 (7)                  Nil
11734 Gladstone Circle
Fountain Valley, CA 92708

Tracie Savage (6)                      26,222 (8)                  Nil
6212 Banner Avenue
Los Angeles, CA  90038

Corey P. Schlossmann (6)               516,425 (7)                 8.3
19654-A Roscoe Blvd.
Northridge, CA 91324

All directors and officers as a group   886,423 (9)                 14.1
(6 in number)
(1) The percentages computed in the table are based upon 6,209,530 shares of the Common Stock which were outstanding on the Record Date. Effect is given, pursuant to Rule 13-d(1)(i) under the Exchange Act to shares issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days of the Record Date.

(2) The shares of the Common Stock reported in the table include (a) 537,997 shares owned by StarBiz Corporation ("Star Biz") for which Mr. Mazin has voting power as the President, Chairman and Chief Executive Officer of Star Biz; (b) 36,000 shares owned by the Flamemaster Corporation Employees' Profit Sharing Plan for which Mr. Mazin is the fiduciary; and (c) 23,000 shares owned by Altius Investment Corporation ("Altius") for which Mr. Mazin has shared voting power as Chairman of the Board of Altius. Certain of the shares reported in the table are owned by Donna Mazin, his wife, or as to which shares she shares dispositive and voting powers with Mr. Mazin.

(3) William B. Wachtel as the Trustee of the Digital Trust has, under the trust agreement, sole voting and investment power with respect to the shares reported in the table. Harris A. Shapiro, currently the Chairman of the Board, the Chief Executive Officer and a director of the Company, was the settler of the Digital Trust and made an irrevocable grant to it of the assets which the Digital Trust used to effect the purchase of the shares. The beneficiaries of the Digital Trust are Mr. Shapiro's children and grandchildren who survive him, although the Trustee, in his absolute discretion, may pay or apply yearly income or the principal of the Trust to any beneficiary. Because he made an irrevocable grant and has no voting or investment power with respect to the shares, Mr. Shapiro is not the beneficial owner of the shares reported in the table as being owned of record by the Digital Trust and beneficially by the Trustee.

(4) Mr. Shapiro is the Chairman of the Board, the Chief Executive Officer and a director of the Company.

(5) The shares of the Common Stock reported in the table reflect (a) 284,500 shares owned by Millennium Capital Corporation ("Millennium") for which Mr. Shapiro has voting power as its President; (b) 3,333 shares issuable upon the exercise of an option expiring June 19, 2012 under the Company's 2000 Stock Option Plan (the "2000 Option Plan");
         (c) 8,333 shares issuable upon the exercise of an option expiring September 25, 2012 under the 2000 Option Plan; and (d) 10,000 shares issuable upon the exercise by Millennium of a warrant expiring March 30, 2005. The shares of the Common Stock reported in the table do not include (x) 6,667 shares issuable upon the exercise of the option described in (b) or (y) 16,667 shares issuable upon the exercise of the option described in (c), neither of which was exercisable as to such shares at the Record Date or within 60 days thereafter.

(6)      A director of the Company.

(7) The shares of the Common Stock reported in the table include (a) 3,333 shares issuable upon the exercise of an option expiring June 19, 2012 under the 2000 Option Plan and (b) 8,333 shares issuable upon the exercise of an option expiring September 25, 2012 under the 2000 Option Plan. The shares of the Common Stock reported in the table do not include (x) 6,667 shares issuable upon the exercise of the option described in (a) or (y) 16,667 shares issuable upon the exercise of the option described in (b), neither of which was exercisable as to such shares at the Record Date or within 60 days thereafter.

(8) The shares of the Common Stock reported in the table include (a) 10,000 shares issuable upon the exercise of an option expiring July 20, 2005;
         (b) 3,333 shares issuable upon the exercise of an option expiring June 19, 2012 under the 2000 Option Plan; and (c) 8,333 shares issuable upon the exercise of an option expiring September 25, 2012 under the 2000 Option Plan. The shares of the Common Stock reported in the table do not include (x) 6,667 shares issuable upon the exercise of the option described in (b) or (y) 16,667 shares issuable upon the exercise of the option described in (c), neither of which was exercisable as to such shares at the Record Date or within 60 days thereafter.

(9) The shares of the Common Stock reported in the table include (a) those shares indicated in the text to Notes 5, 7 and 8 and (b) 1,250 shares issuable to an executive officer upon the exercise of an option expiring October 30, 2011 under the 2000 Option Plan. The shares of the Common Stock reported in the table do not include 1,250 shares issuable upon the exercise of the option described in (b), none of which was exercisable as to such shares at the Record Date or within 60 days thereafter.

                               DISSENTERS' RIGHTS

       A shareholder of the Company shall have a right to receive payment for his, her or its shares of the Common Stock as a result of the shareholders' approval, by consents, of the proposed sale to Spray by the Company of its current business operations and the subsequent implementation thereof.

       Under the California General Corporation Law, any holder of the Common Stock has the right to dissent from the transaction and to be paid the fair market value for his, her or its shares of the Common Stock. The fair market value will be determined as of the day before the first announcement of the proposed transaction (a press release was issued on October 8, 2003). The last reported sale price of the Common Stock on October 7, 2003 was $1.05 per share; however, the quoted market price is not necessarily deemed to be the fair market value for purposes of dissenters' rights. In making such determination, the Company, the dissenting shareholders and, if applicable, a court are to exclude any appreciation or depreciation to the fair market value of the shares as a consequence of the proposed sale to Spray of its current business operations or the then pending SuperCom transaction. An adjustment will be made for any stock split, reverse stock split or share dividend thereafter affected. No such transaction is currently contemplated.

       If such shareholder is not able to reach an agreement with the Company as to the fair market value of his, her or its shares of the Common Stock, such shareholder has the right to have the fair market value of his, her or its shares of the Common Stock judicially determined, and paid to the shareholder in cash, together with interest in some instances, provided that the shareholder fully complies with the provisions of Sections 1300 through 1312 of the California General Corporation Law. A copy of these provisions is attached to this Consent Solicitation Statement as Appendix C.

       Making sure that a shareholder actually perfects his, her or its dissenters' rights can be complicated. The procedural rules are specific and must be followed precisely. Failure to comply with the procedure may cause a termination or waiver of the dissenters' rights. The following information is intended as a brief summary of the material provisions of the statutory procedures a shareholder must follow in order to perfect his, her or its dissenters' rights. Shareholders who or which desire to dissent are urged to review Appendix C for the complete procedure. The Company will not give the dissenting shareholder any notice other than as described in this Consent Solicitation Statement and as required by the California General Corporation Law.

       If you are a shareholder and you wish to exercise your dissenters' rights, you must satisfy the provisions of the California General Corporation Law attached as Appendix C which require the following:

       You must refrain from consenting to the proposed sale to Spray. You must not vote (by consent) any of your shares of the Common Stock for approval of the sale. If you consent with respect to any of your shares of the Common Stock in favor of the sale, this will terminate your right to dissent. Your signing and returning the consent with a check of the Against or Abstain box, or your failure to return the consent, are both equivalent to a vote against for the purpose of preserving your dissenters' rights.

       Written notice from the Company: Within ten days after the consents are given to approve the proposed sale to Spray, the Company must give written notice to you and each other shareholder who has fully complied with the conditions of the California General Corporation Law stating its determination as to the fair market value of the dissenting shares, forwarding copies of the relevant dissenters' rights sections of the California General Corporation Law and briefly describing the procedures which the dissenting shareholder must then follow if the dissenting shareholder desires to exercise his, her or its dissenters' rights. This constitutes an offer by the Company to pay that amount in full satisfaction of the dissenters' rights.

       You must file a written notice of intention to demand to be paid the fair market value of your shares: You must deliver to the Company a written notice of intention to demand to be paid the fair market value of your shares within 30 days from the date of the notice from the Company described in the preceding subsection. Your failure to make such demand within the 30-day period results in the loss of your dissenters' right to be paid.

       In your written notice of demand you must state the number of shares held of record as to which you request purchase by the Company. You may accept the Company's offer as to its determination of the fair market value of your shares. If you do, the Company will pay you within 30 days of your acceptance. If you do not accept the Company's offer, you, as a dissenting shareholder, must state what you claim to be the fair market value of the dissenting shares as of the day preceding the first announcement of the proposed transaction. This statement of fair market value constitutes an offer by you to sell the shares at such price. Your written notice should also specify your name and mailing address.

       A written notice of intention to demand to be paid the fair market value of your shares of the Common Stock is only effective if it is signed by, or for, the shareholder of record who owns such shares at the time the demand is made. The demand must be signed as the shareholder's name appears on the Common Stock certificates(s). If you are the beneficial owner of the Common Stock, but not the shareholder of record, you must have the shareholder of record sign a written notice of intention to demand to be paid the fair market value of your shares.

       If you own the Common Stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the notice of intention to demand to be paid the fair market value of your shares in that capacity.

       If you own the Common Stock with more than one person, such as in a joint tenancy or a tenancy in common, all the owners must sign, or have signed for them by an authorized agent, the notice of intention to demand to be paid the fair market value of your shares. An authorized agent, which could include one or more of the joint owners, may sign the notice of intention to demand to be paid the fair market value of your shares for a shareholder of record; however, the agent must expressly disclose who the shareholder of record is and that the agent is signing the demand as that shareholder's agent.

       If you are a record owner, such as a broker-dealer, which holds the Common Stock as a nominee for others, you may exercise a right to be paid the fair market value of your shares with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written notice of intention to demand the number of shares as to which you intend to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written notice covers all the shares of the Common Stock that are registered in your name.

       If you are a shareholder who intends to exercise dissenters' rights, you should mail or otherwise deliver a written notice of intention to demand to be paid the fair market value of your shares to:

                             PerfectData Corporation
                          1445 East Los Angeles Avenue
                                    Suite 208
                          Simi Valley, California 93065
                        Attn: Irene J. Marino, Secretary

       Surrender your stock certificate(s): Within 30 days after the notice by the Company is mailed, you must deliver your stock certificate(s) to the Company so that the Company may make a notation on the certificate(s) reflecting your demand. If you fail to submit your stock certificates(s) to the Company within this time frame, you will lose your right to be paid the fair market value of your shares.

       You must continuously hold your shares: You must continuously hold your shares of the Common Stock from the date you file the notice of intention to demand to be paid the fair market value of your shares through at least the date you surrender your shares for endorsement after the notice by the Company as to approval of the transaction is sent to you.

       Payment period: As noted above, each of the Company and you have made offers as to the fair market value of your dissenting shares. If you and the Company are able to agree on an amount, the Company is obligated to pay you that amount within 30 days after such determination, provided that you surrender, against payment, your certificate(s) for shares of the Common Stock for cancellation.

       Commencement of Litigation: If you are not able to agree with the Company as to the fair value of your shares, then, within six months after notice of the approval of the sale to Spray was mailed to you, you may commence an action against the Company in the Superior Court of California for a determination of the fair market value of your shares.

       You may, as an alternative, intervene in any pending action by another dissenting shareholder. The Company may move to consolidate all actions by dissenting shareholders.

       Appraisal of shares: If the court determines that you are entitled to dissenters' rights, the court will determine the value of your shares of the Common Stock as of the day prior to the date of the first announcement of the transactions. To determine the fair value of the shares, the court will consider all relevant factors except for any appreciation or depreciation to the fair market value of the shares due to the anticipation or accomplishment of the sale to Spray of the Company's business or the then pending SuperCom transaction. The court may appoint an appraiser or appraisers to make the determination as to fair market value of your shares. After the court determines the fair value of the shares, it will direct the Company to pay that value to you. The court can also direct the Company to pay interest at the legal rate for judgments. In order to receive payment for your shares, you must then surrender your stock certificates to the Company.

       The court could determine that the fair market value of our shares is more than, the same as, or less than the quoted market price on the day preceding the first announcement of the Spray transaction (i.e., $1.05) or on the date of its decision. In other words, if you demand to be paid the fair market value of your shares, you could receive less consideration than if you elect to sell your shares in the over-the-counter market.

       Costs and expenses of appraisal proceeding: The costs of the appraisal proceeding (including the cost of any appraiser) may be assessed against the Company and the shareholders participating in the appraisal proceeding in such manner as the court deems equitable under the circumstances. You may request that the court allocate the expenses of the appraisal action incurred by you pro rata against the value of all the shares held by all of the Company's shareholders entitled to dissenters' rights.

       If the appraisal by the court exceeds the price offered by the Company by 125%, then the latter must pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at legal rate of judgments for such dissenters' rights actions).

       Loss of shareholder's rights: Until the fair market value of your dissenters' shares is determined, you continue to have all rights and privileges incident to such shares. You can, however, lose your dissenting shareholder status if you do not file an action, or intervene in another dissenting shareholder's action, within the statutory period or if you transfer your shares before they are endorsed as dissenters' shares. Additionally, a dissenting shareholder may not withdraw a demand for payment without the consent of the Company.

                                  MISCELLANEOUS

Solicitation

       The solicitation of consents on the enclosed form of consents is made by and on behalf of the Board of Directors of the Company and the cost of this solicitation is being paid by the Company. In addition to the use of the mails, consents may be solicited personally, or by telephone or telegraph, by the officers or directors of the Company.

Shareholder Proposals

       The Company held its last Annual Meeting of Shareholders on December 6, 2002, delayed from the usual meeting date for the Company's fiscal year ended March 31, 2002 because of the then pending acquisition transaction. The Board delayed calling its Annual Meeting of Shareholders for the fiscal year ended March 31, 2003 in order to include approval of the SuperCom transaction in the proposals to be voted on by the Company's shareholders. See the section "Terminated Transactions" under the caption "Proposed Sale Transaction" elsewhere in this Consent Solicitation Statement for information as to both such transactions. In order to keep expenses at a minimum the Board currently intends to call the Annual Meeting of Shareholders for the fiscal year ending March 31, 2004 ("fiscal 2004") in September 2004 after the financial statements for fiscal 2004 are available for distribution to shareholders. Shareholders' proposals for inclusion in the Company's proxy statement for the Annual Meeting of Shareholders for fiscal 2004 must be received no later than a reasonable time before the Company prints and mails its proxy material for such Annual Meeting. If a shareholder intends to submit a proposal for consideration at such Annual Meeting by means other than the inclusion of the proposal in the Company's proxy statement for such Annual Meeting, the shareholder must notify the Company of such intention no later than a reasonable time before the Company prints and mails its proxy material for such Annual Meeting, or risk management exercising discretionary voting authority with respect to the management proxies to defeat such proposal when and if presented at such Annual Meeting. The Company currently anticipates mailing the proxy material for such Annual Meeting on or before Friday, August 20, 2004. The Company shall advise its shareholders of any change in the contemplated mailing date for its proxy material for the Annual Meeting of Shareholders for fiscal 2004 by notice in its earliest possible Quarterly Report on Form 10-QSB or by other appropriate notice.

Contact Information

       The office of the Company is located at 1445 East Los Angeles Avenue, Suite 208, Simi Valley, CA 93065. Its telephone number is (805) 581-4000. Inquiries may be directed by mail or telephone to Harris A. Shapiro, Chairman of the Board and Chief Executive Officer of the Company.

Financial Data

       The Company's financial statements and related management's discussion and analysis of financial condition and results of analysis for the quarter ended September 30, 2003 [December 31, 2003 if available] as reported in the Company's Quarterly Report on Form 10-QSB are annexed to this Consent Solicitation Statement as Appendix D.

                                    By Order of the Board of Directors



                                    /s/ Irene J. Marino
                                    Irene J. Marino
                                    Secretary
February __, 2003

                                                                      Appendix A

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 3rd day of October, 2003 between PerfectData Corporation, a California corporation (the "Seller"), and Spray Products Corporation, a Pennsylvania corporation (the "Purchaser").

                              W I T N E S S E T H:

        WHEREAS, the Seller is engaged in the business (the "Business") of computer/office care and cleansing products; and

        WHEREAS, the Seller desires to sell all of its inventory and other assets related to the Business to the Purchaser, and the Purchaser desires to acquire such assets.

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and conditions hereinafter set forth, the parties do hereby agree as follows:

                                    ARTICLE 1
                                PURCHASE AND SALE

        1.1 Purchase of Assets. Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and accept from the Seller:

            1.1.1 All inventories of the Seller, including finished goods, raw materials and work in process existing on the Closing Date (as defined below) (the "Inventory");

            1.1.2 The following books and records of the Seller, including customer lists and customer data, supplier lists and supplier data and other operating data, files, credit information, records of sales and inventory data, know how, computer software (including source codes and object codes), product development documentation product development procedures, computer generated product designs and artwork, catalogues, sales literature displays, and advertising materials, artwork used in the Business, Non-Disclosure Agreements, Confidentiality Agreements, telephone numbers, SKU numbers, the trade name "PerfectData Corporation" and all other names utilized in connection with the Business and all derivations thereof and other intangibles related to the Business ( the "Intangibles"); provided, however, that the Seller or its representative shall have the right, upon reasonable notice and during regular business hours, for five (5) years after the Closing (as hereinafter defined), to enter the premises of the Purchaser to review and copy any such books and records for the purpose of the compilation of the financial records of the Seller for use in the preparation of any required tax returns, in response to any federal and/or state tax auditor, for use in the preparation of any report to be filed pursuant to the Securities Exchange Act of 1934, as amended, or any securities inquiry.

            1.1.3 The Seller's goodwill relating to the Business (the
"Goodwill");

            1.1.4 Such accounts receivable of the Seller as to which the Purchaser and the Seller may mutually agree upon (such purchased receivables shall be referred to herein as the "Receivables");

            1.1.5 all of the Seller's machinery and equipment, office furniture, supplies, fixed assets, fixtures and equipment, warehouse equipment, tooling, molds, and computer hardware except for such pieces of equipment as the Seller reasonably determines is necessary for the establishment of a new office (the "Equipment");

            1.1.6 all intellectual property related to the Business, including, but not limited to, software, patents, pending patent applications, patents in development, copyrights, pending copyright applications, copyrights in development and all derivative works thereof, trademarks, trade names, logos, service marks, assumed or fictitious names, trade secrets, manufacturing know-how, and any and all websites related in whole or in part to the Business and the data and intellectual property related thereto (collectively, the "Intellectual Property").

The Inventory, Intangibles, Goodwill, Receivables, Equipment and Intellectual Property are collectively referred to herein as the "Purchased Assets".

        1.2 Retained Assets. Except for the Purchased Assets, the Purchaser is not purchasing any other assets of the Seller including, the Retained Assets. The term "Retained Assets" shall mean the following assets of the Seller as of the Closing Date which, although they relate to the Business, are not Purchased Assets and are to be retained by the Seller: (a) the Seller's franchise to be a corporation, Certificate of Incorporation, by-laws, minute books, company seals and other company records having to do with the organization and capitalization of the Seller; (b) all canceled checks, bank statements and tax returns of the Seller relating to the Business; (c) any contract, agreement or lease of the Seller which is not assumed by the Purchaser hereunder; (d) the Seller's insurance policies including the cash value of life insurance policies; (e) the Seller's cash and cash equivalents; (f) the Seller's accounts, notes and receivables, other than the Receivables; (g) taxes and deposits; (h) all accounting books and records of the Seller and (i) all other assets not identified herein as the "Purchased Assets".

        1.3 Purchase Price.

            1.3.1 The total consideration for the Purchased Assets (the "Purchase Price") shall be an amount equal to the difference of:

                  1.3.1.1 the Seller's landed cost for the Inventory (excluding obsolete items) (the "Inventory Value"); plus

                  1.3.1.2 An amount equal to the collectible Receivables that, as of the Closing Date, are no older than sixty-five
                          (65)days; plus

                  1.3.1.3 The sum of One Hundred Thousand ($100,000.00) Dollars;
                          less:

                  1.3.1.4 The dollar amount of the Assumed Liabilities (as
                          hereinafter defined).

            1.3.2 Allocation of Purchase Price. The Purchase Price shall be allocated prior to the Closing in accordance with Section 1060 of the Internal Revenue Code. The Purchaser and the Seller shall cooperate with each other in the preparation and filing of I.R.S. Form 8594 in connection with the Purchase Price allocation. Neither the Purchaser nor the Seller, nor any of their respective affiliates, shall take any position (whether in financial statements, audits, tax returns or otherwise) which is inconsistent with the allocation of the consideration unless required to do so by applicable law or regulation.


            1.3.3 Within seven (7) days prior to the Closing, the Seller and the Purchaser shall jointly conduct a physical count of the Inventory in order to determine the Inventory Value.

            1.3.4 The Purchase Price shall be payable at the Closing by the Purchaser to the Seller as follows:

                  1.3.4.1 An amount equal to the Purchase Price less the Holdback Amount (as hereinafter defined) shall be paid via bank or certified check.

                  1.3.4.2 An amount equal to ten (10%) percent of the Purchase Price (the "Holdback Amount") shall be delivered to Wachtel & Masyr, LLP (the "Escrow Agent").

        1.4 Post-Closing Adjustment. At any time after seventy-five (75) days after the Closing, but no later than ninety (90) days after the Closing, the Purchaser shall have the right to put (the "Put") any uncollected Receivables (the "Assigned Receivable") to the Seller. In the event of a Put, the Seller shall deliver to the Purchaser, within thirty (30) days after the date of such Put, an amount equal to the face-dollar amount of such Assigned Receivable(s). In the event that Seller does not timely deliver the value of the Assigned Receivable to the Purchaser, the Purchaser shall send written notice to the Escrow Agent and the Seller of such event, and the Escrow Agent shall be instructed to deliver an amount equal to the face amount of the Assigned Receivable to the Purchaser. The terms of the escrow herein are set forth in the Escrow Agreement by and among the Purchaser, the Seller and the Escrow Agent, the form of which is attached hereto as Exhibit A. Notwithstanding the foregoing, the Purchaser shall have no right to Put any Receivable that is generated during such period that the Purchaser is managing the Business, pursuant to Section 5.6 herein.

        1.5 Assumption of Liabilities and Obligations. The Purchaser shall assume and be responsible for all trade payables of the Seller at the Closing (the "Assumed Liabilities"). The parties agree that the Purchaser is not assuming any liability or obligation of the Seller other than the Assumed Liabilities.

        1.6 Preparation of the Purchased Assets. The parties acknowledge that the Purchaser shall make all arrangements and shall be responsible for all costs incurred in connection with the packaging and transport of the Purchased Assets from the Seller to the Purchaser.

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Purchaser as follows:

        2.1 Organization of the Seller. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with all requisite power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted. The Seller is qualified or licensed as a foreign entity in each jurisdiction in which it is required as a result of the conduct of the Business or location of the property owned, leased or operated by it in connection with the Business except where failure to be so qualified or licensed would not have a material adverse effect on the value of the Purchased Assets, taken as a whole (a "Material Adverse Effect").

        2.2 Authorization of the Seller. The Seller has full power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized and no other action on the part of the Seller is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except that (i) enforcement may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and (B) proper shareholder and regulatory consent and (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

        2.3 No Violations. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by the Seller and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or by-laws of the Seller, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Seller or its properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any lien, mortgage, pledge, security interest, charge, claim, option or other encumbrance (collectively, the "Liens") upon, or create any rights of termination, cancellation or acceleration in any person with respect to any license, franchise or permit of the Seller, or any other agreement, contract, indenture, mortgage or instrument to which the Seller is a party or by which any of its properties or assets is bound except (in the case of (ii) and (iii)) where any such violation, breach or default would not have a Material Adverse Effect on the Seller.

        2.4 Consents. Except for the consent of the shareholders of the Seller pursuant to the California General Corporation Law and the approval of the

Securities and Exchange Commission, no consent, approval or other authorization of any governmental authority or third party, is required as a result of or in connection with the execution and delivery of (i) this Agreement and the other agreements and documents to be executed by the Seller in connection herewith or
(ii) the consummation by the Seller of the transactions contemplated hereby, except for those that have been, or prior to the Closing will be, obtained. At the Closing, the Seller shall be in complete compliance with all applicable laws, rules, regulations, including health, environmental, building, zoning, safety and labor.

        2.5 Litigation and Related Matters. There are no actions, suits, proceedings, investigations or grievances pending or, to the knowledge of the Seller, threatened against the Seller, the Business or the Purchased Assets, at law or in equity, before or by any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (i) that could reasonably be expected to affect the transactions contemplated hereby or (ii) relating to the Business or the Purchased Assets.

        2.6 Title. At the Closing, the Seller will deliver the Purchased Assets free and clear of all Liens.

        2.7 Disclaimers. EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, ALL OF THE PURCHASED ASSETS (AS DEFINED) ARE BEING SOLD AND TRANSFERRED TO THE PURCHASER "AS IS" AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR USE, ARE EXCLUDED FROM THE SALE AND TRANSFER OF THE PURCHASED ASSETS. THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY NATURE WITH RESPECT TO THE PURCHASED ASSETS (EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE II) OR THE FINANCIAL CONDITION OF THE BUSINESS, INCLUDING BUT NOT LIMITED TO THE LEVEL OF SALES, PROFITABILITY, INCOME OR FUTURE PROSPECTS. THE PURCHASER ACKNOWLEDGES THAT ANY FINANCIAL OR OPERATING INFORMATION RELATING TO THE SELLER'S OPERATION OF THE BUSINESS WAS PROVIDED SOLELY FOR INFORMATIONAL PURPOSES AND THAT THE SELLER HAS NO RESPONSIBILITY TO THE PURCHASER WITH RESPECT TO SUCH FINANCIAL OR OPERATING INFORMATION.

                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        The Purchaser represents and warrants to the Seller as follows:

        3.1 Corporate Existence. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is qualified or licensed as a foreign corporation in each jurisdiction in which it is required as a result of the character of its business or location of the property owned, leased or operated by it in connection with its business except where failure to be so qualified or licensed would not have a material adverse effect on the Purchaser.

        3.2 Authorization of Purchaser. The Purchaser has full corporate power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized and no other corporate action on the part of the Purchaser is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except that (i) enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and (ii) the remedies of specific performance and injunctive relief arc subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

        3.3 No Violations. The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by the Purchaser and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or bylaws of the Purchaser, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Purchaser or its properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any person with respect to, any agreement, contract, indenture, mortgage or instrument to which the Purchaser is a party or any of its properties or assets is bound except (in the case of (ii) and (iii)) where any such violation, breach or default would not have a material adverse effect on the Purchaser.

        3.4 Consents. No consent, approval or other authorization of any governmental authority or third party is required as a result of or in connection with the execution and delivery of (i) this Agreement and the other agreements and documents to be executed by the Purchaser in connection herewith or (ii) the consummation by the Purchaser of the transactions contemplated hereby, except for those that have been, or prior to the Closing will be, obtained.

                                    ARTICLE 4
                                    COVENANTS

        4.1 Course of Conduct by the Seller. From the date hereof through the Closing Date, except as may be first approved in writing by the Purchaser or as otherwise permitted or contemplated by this Agreement, the Business shall be conducted only in the ordinary course of business consistent with past practice, and the Seller shall comply with the following covenants:

            4.1.1 Disposition of Assets. The Seller shall not sell, transfer or otherwise dispose of any part of the Purchased Assets, tangible or intangible, except for inventory and supplies, disposed of or consumed in the ordinary course of business.

            4.1.2 Relations with Suppliers and Customers. The Seller will use commercially reasonable efforts to preserve its relationships with material suppliers, customers and others having material business dealings with it with respect to the Business.

            4.1.3 Liens. The Seller will not mortgage, pledge, encumber, create or allow any Liens not existing on the date hereof upon any of the Purchased Assets.

        4.2 Approvals and Consents. Each party shall use its reasonable efforts
(i) to cause all conditions to the obligations of the other party under this Agreement over which it is able to exercise influence or control to be satisfied prior to the Closing Date and (ii) to obtain promptly and to comply with all requisite statutory, regulatory or court approvals, third party releases and consents, and other requirements necessary for the valid and legal consummation of the transactions contemplated hereby.

        4.3 Investigations. The Seller shall provide the Purchaser and its representatives and agents such access to the books and records of the Seller and furnish to the Purchaser such financial and operating data and other information with respect to the Purchased Assets as Purchaser may reasonably request from time to time. If the transactions provided for herein are not consummated, the provisions of the Confidentiality Agreement, dated as of May 30, 2003 between the Seller and the Purchaser shall be binding on the Purchaser as if such Confidentiality Agreement was entered into as of the date hereof. Notwithstanding the foregoing, the Purchaser acknowledges that it has conducted its due diligence with respect to the Seller the Business and the Purchased Assets and it may not terminate this Agreement based on further due diligence.

        4.4 No Solicitation. Except with respect to the Purchaser and its affiliates, after the date hereof, until the earlier of the Closing or the termination of this Agreement, the Seller shall not (i) initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to a purchase of all or any significant portion of the Purchased Assets (other than in the ordinary course of business) (an "Acquisition Transaction"), or (ii) engage in any negotiations concerning, or provide to any other person any information or data relating to the Seller for the purposes of or have any discussions with any person relating to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person to seek or effect, an Acquisition Transaction.

        4.5 Public Announcements. Without the prior written consent of the other party hereto, neither party shall make any press release, public announcement or other disclosure to third parties including customers (other than disclosures to lenders and professional advisors who agree to keep such information confidential) with respect to the transactions contemplated by this Agreement, except as required by law, or pursuant to any securities laws or regulations.

        4.6 Future Business. From the date hereof through the Closing, the Purchaser will continue to sell inventory to the Seller in its ordinary course and will continue to extend open credit to the Seller.

                                    ARTICLE 5
                                     CLOSING

         5.1 Closing. Unless this Agreement is first terminated as provided in
Section 5.4, and subject to the satisfaction or waiver of all conditions to the consummation of the transactions contemplated hereby, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Wachtel & Masyr, LLP, 110 East 59th Street, New York, New York 10022 on the twenty first (21) day following the date that notice of the sale contemplated herein is sent to the shareholders of the Seller, pursuant to Section 603(b)(1) of the California General Corporation Law; provided however, that the parties may agree to extend the Closing for up to thirty (30) days.

        5.2 Conditions to the Purchaser's Obligations. The obligation of the Purchaser to effect the Closing shall be subject, at its option, to the satisfaction or waiver of each of the following conditions at or prior to the
Closing:

            5.2.1 Representations, Warranties and Compliance with Covenants. Each representation and warranty of the Seller contained in this Agreement and in any Schedule shall be true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date. Each of the covenants and agreements herein on the part of the Seller to be complied with or performed on or before the Closing Date shall have been complied with and performed in all material respects. The Purchaser shall have received a certificate, dated the Closing Date, of the Seller to the foregoing effect.

            5.2.2 Bill of Sale. The Seller shall have executed and delivered to the Purchaser a Bill of Sale in form and substance attached hereto as Exhibit B.

            5.2.3 Certificates. The Seller shall have delivered to the Purchaser certificates of the appropriate governmental authorities, dated as of a date not more than thirty (30) days prior to the Closing Date, attesting to the existence and good standing of the Seller in the State of California.

            5.2.4 Litigation. No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

        5.3 Conditions to Obligations of the Seller. The obligation of the Seller to effect the Closing shall be subject, at its option, to the satisfaction or waiver of each of the following conditions at or prior to the
Closing:

            5.3.1 Accuracy of Representations and Warranties and Compliance with Covenants. Each representation and warranty of the Purchaser contained in this Agreement shall be true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date. Each of the covenants and agreements herein on the part of the Purchaser to be complied with or performed on or before the Closing Date shall have been fully complied with and performed in all material respects. The Seller shall have received a certificate, dated the Closing Date, of the Purchaser to the foregoing effect.

            5.3.2 Certificates. The Purchaser shall have delivered to the Seller a certificate of the appropriate governmental authorities, dated as of a date not more than thirty (30) days prior to the Closing Date, attesting to the existence and good standing of the Purchaser in the state of its incorporation.

            5.3.3 Consents and Approvals. All material authorizations, consents, approvals, waivers and releases necessary for the Seller to consummate the transactions contemplated hereby shall have been obtained, including, without limitation, the obtaining of shareholder and director approvals pursuant to the California General Corporation Law and the Seller shall have complied with
Section 14(c) of the Securities Exchange Act of 1934, as amended.

            5.3.4 Approval, Litigation. No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

            5.3.5 Purchase Price. The Purchaser shall have delivered the Purchase Price to the Seller and the Escrow Agent.

            5.3.6 Assumption of Liabilities. The Purchaser shall have delivered an Assumption of Liabilities to the Seller, in substantially the form attached hereto as Exhibit C.

        5.4 Termination.

            5.4.1 This Agreement may be terminated and abandoned at any time prior to the Closing:

                  5.4.1.1 By the written mutual consent of the Purchaser and the
                          Seller;

                  5.4.1.2 By the Purchaser on the Closing Date if any of the
                          conditions set forth in Section 5.2 shall not have been fulfilled or waiver on or prior to the Closing Date; and

                  5.4.1.3 By the Seller on the Closing Date if any of the
                          conditions set forth in Section 5.3 shall not have been fulfilled or waived on or prior to the Closing Date.

        5.5 Rights on Termination.

            5.5.1 If this Agreement is terminated pursuant to Section 5.4 hereof, all further obligations of the parties under or pursuant to this Agreement shall, subject to Section 7.12 herein, terminate without further liability of either party to the other, except that (i) the Purchaser's obligations contained in Section 4.3 of this Agreement, (ii) the representations of the parties contained in Section 7.10 and (iii) the provisions of Section 7.11, shall all survive any such termination.

            5.5.2 In the event that either party hereto terminates this Agreement for a reason other than as set forth in Section 5.4 herein, or refuses to or is unable to close the transaction contemplated herein other than as is permitted hereunder (such party being referred to herein as the "Non-Closing Party"), and such inability to close is not the fault of the other party, the Non-Closing Party shall pay a break-up fee to the other party in an amount equal to One Hundred Thousand ($100,000) Dollars in cash.

        5.6 Management.

            5.6.1 If this Agreement is not terminated pursuant to Section 5.4 herein, the Purchaser shall, beginning November 1, 2003, act as the manager for the fulfillment of orders from the Seller's customers. In connection therewith, the Purchaser shall manufacture or otherwise obtain all finished goods required by the Seller's customers and package such items for shipment to the Seller's customers in accordance with each purchase order. In order to facilitate such fulfillment obligations, the Seller shall, prior to October 31, 2003, deliver all its finished goods and certain of its equipment and other fixed assets used in connection with the operation of the Business, to a pre-designated warehouse (the "Facility") of the Purchaser.

            5.6.2 As compensation for the Purchaser's services under this management arrangement, the Purchaser shall be entitled to a fee (the "Fee") equal to seven and one-half (7.5%) percent of the "Net Sales" of all products sold to the Seller's customers. For purposes of this Section 5.6, "Net Sales" shall mean the gross invoice price of each product less all (i) commissions payable in connection with the sale of such products and (ii) rebates given by the Seller to its customers in the ordinary course of Seller's business. The Fee shall be payable on a monthly basis within thirty (30) days after the end of the following month in which payment was received by the Seller for such product.

            5.6.3 In connection with the services to be provided under this management arrangement by the Purchaser, (a) the Seller agrees to: (i) maintain adequate facilities to process orders and invoices; and (ii) deliver to the Purchaser in a timely manner all customer orders and (b) the Purchaser (i) agrees to timely fulfill and ship all customer orders and (ii) shall be responsible for all payments with respect to the transport of inventory from the Facility to the customers.

            5.6.4 Notwithstanding anything contained herein to the contrary, the Seller has the right to reject any customer orders if the Seller, in its sole discretion, deems the profit margins on such purchase orders to be inadequate.

            5.6.5 The obligations of each of the parties under this Section 5.6 shall survive until the earlier of the Closing or the termination of this Agreement.

            5.6.6 Upon the termination of this Agreement, in addition to all rights and remedies under this Agreement, the Purchaser shall be required to fulfill all existing customer orders sent by the Seller and shall immediately return all unsold inventory of the Seller to the Seller.

                                    ARTICLE 6
                                 INDEMNIFICATION

         6.1      Purchaser's Losses.

            6.1.1 The Seller shall indemnify and hold harmless the Purchaser, its directors, officers, employees, representatives, agents, and attorneys ("Purchaser Indemnified Parties") from, against and in respect of any and all Purchaser's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by the Seller in or pursuant to this Agreement being untrue or incorrect in any material respect; or (ii) any failure by the Seller to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by the Seller in connection with the transactions contemplated hereby; except in any instance to the extent the Purchaser's Losses results from a Purchaser Indemnified Party's own negligence or willful misconduct.

            6.1.2 "Purchaser's Losses" shall mean all damages, including, without limitation, subject to Section 6.2.3 amounts paid in settlement with the Seller's consent, which consent may not be unreasonably withheld, losses, obligations, liabilities, liens, deficiencies, costs (including, without limitation, reasonable attorneys' fees), taxes, penalties, fines, interest, monetary sanctions and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce a Purchaser Indemnified Party's right to indemnification hereunder. The Seller shall not have any obligation under Section 6.1 to indemnify the Purchaser Indemnified Parties with respect to (i) Purchaser's Losses until the aggregate combined total of all such Purchaser's Losses incurred by the Purchaser Indemnified Parties exceeds $25,000, whereupon the Purchaser Indemnified Parties shall be entitled to indemnification with respect to the full amount of Purchaser's Losses determined without regard to such limitation, and (ii) aggregate Purchaser's Losses in excess of the amount of the Purchase Price actually paid to the Seller.

        6.2 Seller's Losses.

            6.2.1 The Purchaser shall indemnify and hold harmless the Seller and its officers, directors, employees, representatives, agents, and attorneys ("Seller Indemnified Parties") from, against and in respect of any and all Seller's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them, by reason of (i) any representation or warranty made by the Purchaser in or pursuant to this Agreement being untrue or incorrect in any material respect, or (ii) any failure by the Purchaser to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby including a failure to pay an Assumed Liability, except in any instance to the extent the Seller's Losses results from a Seller Indemnified Party's own negligence or willful misconduct.

            6.2.2 "Seller's Losses" shall mean all damages, including, without limitation, subject to Section 6.2.3 amounts paid in settlement with the Purchaser's consent, which consent may not be unreasonably withheld, losses, obligations, liabilities, liens, deficiencies, costs (including, without limitation, reasonable attorneys' fees), taxes, penalties, fines, interest, monetary sanctions and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce a Seller Indemnified Party's right to indemnification hereunder. The Purchaser shall not have any obligation under Section 6.2 to indemnify the Seller Indemnified Parties with respect to Seller's Losses until the aggregate combined total of all such Seller's Losses incurred by the Seller Indemnified Parties exceeds $25,000, whereupon the Seller Indemnified Parties shall be entitled to indemnification with respect to the full amount of Seller's Losses determined without regard to such limitation, provided, however, that this limitation shall not apply to a failure to pay Purchase Price or a failure to pay an Assumed Liability.

            6.2.3 Claims Procedure. Whenever a Purchaser's Loss or Seller's Loss subject to the indemnity provisions in this Article VI shall arise (a "Claim"), the party entitled to indemnity (the "Indemnified Party") shall promptly notify the party obligated to provide indemnity (the "Indemnifying Party") of such Claim and, when known, the facts constituting the basis of such Claim, provided, however, that in the event of a claim resulting from or in connection with any Claim by a third party, the Indemnified Party shall use its diligent efforts to give notice no later than ten (10) days prior to the time any response to the asserted Claim is required. In the event of a Claim resulting from or in connection with a Claim by a third party, the Indemnifying Party may, at its sole cost and expense, assume the defense thereof. If an Indemnifying Party assumes the defense of the Claim, the Indemnifying Party shall be entitled to select counsel and take all steps necessary in the defense thereof and shall have the right to effect a settlement of the Claim. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of its own choice. In the event that the Indemnifying Party fails to timely defend, contest or otherwise protect against any such Claim, the Indemnified Party shall have the right to defend, contest or otherwise protect against the same and may make any compromise or settlement thereof and recover from the Indemnifying Party the entire cost thereof, including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such Claim or compromise or settlement thereof.

                                    ARTICLE 7
                                  MISCELLANEOUS

        7.1 Further Assurances. If, at any time after the Closing, either party shall reasonably consider or be advised that any further assignments, conveyances, certificates, filings, instruments or documents or any other things are necessary or desirable to vest, perfect or confirm in the Purchaser title to the Purchased Assets or to consummate any of the transactions contemplated by this Agreement, the other party shall, upon request, promptly execute and deliver all such assignments, certificates, filings, instruments and documents and do all things reasonably necessary and proper to vest, perfect or confirm title in the Purchaser and to otherwise carry out the purposes of this Agreement.

        7.2 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

        7.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Purchaser has the right to assign its rights under this Agreement provided, that in the event it assigns such rights, Spray Products Corporation, a Pennsylvania corporation, hereby unconditionally guarantees the performance of each and every obligation of its successor as the Purchaser under this Agreement and the Escrow Agreement.

        7.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

        7.5 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

        7.6 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by all parties hereto. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

        7.7 Schedules and Exhibits. All exhibits and schedules annexed hereto are expressly made a part of this Agreement as though fully set forth herein and all references to this Agreement herein or in any such exhibits or schedules shall refer to and include all such exhibits and schedules.

        7.8 Notices. Any notice, request, instruction, document or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and validly given if (i) delivered personally, (ii) sent by telecopy, (iii) delivered by overnight express, or (iv) sent by registered or certified mail, postage prepaid, as follows:

         If to the Purchaser, to:

                  Spray Products Corporation
                  1323 Conshohocken Road
                  Plymouth Meeting, PA  19462
                  Attn: Burt Bastian
                  Facsimile:  (610) 277-4390

         with a copy to:

                  Eckell, Sparks, Levy, Auerbach, Monte, Rainer & Sloane, P.C. P.O. Box 319
                  Media, PA  19063
                  Attn:  Joseph L. Monte, Jr., Esq.
                  Facsimile:  (610) 565-1596

         If to the Seller:

                  PerfectData Corporation
                  110 West Easy Street
                  Simi Valley, California 93065
                  Attn:  Harris A. Shapiro, Chairman
                  Facsimile:  (805) 522-5788

         with a copy to:

                  Wachtel & Masyr, LLP
                  110 East 59th Street
                  New York, New York 10022
                  Attn:  Robert W. Berend, Esq.
                  Facsimile:  (212) 371-0320

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail.

        7.9 Governing Law. This agreement shall be construed, enforced, and governed by the internal laws of the State of California without regard to its choice of law principles. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of California (collectively, the "Courts") for purposes of any suit, action or other proceeding arising out of this Agreement (and agrees not to commence any action, suit or proceedings relating hereto except in such Courts). Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, which is brought by or against it in the Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum.

        7.10 Survival. The representations and warranties of the Purchaser and Seller included or provided for herein, or in other instruments or agreements delivered or to be delivered at or prior to the Closing in connection herewith, shall survive for a period of one (1) year following the Closing Date. The obligations of the Seller pursuant to Article 7 shall survive until the expiration of the Covenant Period.

        7.11 Brokers. The Purchaser, on the one hand, and the Seller, on the other, each represent to the other that it has not used a broker or finder in connection with the transactions contemplated by this Agreement and each shall hold the other harmless from any such claim.

        7.12 Expenses. The Purchaser, on the one hand, and the Seller, on the other, shall each pay its own costs and expenses incurred by it, including, but not limited, to the fees of their respective counsel in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event that the (a) the Purchaser breaches its obligations to purchase the Purchased Assets other than pursuant to Section 5.4 herein, the Purchaser shall reimburse the Seller for all out of pocket expenses incurred by the Seller (including reasonable attorneys fees) in connection with this Agreement; or (b) the Seller enters into a letter of intent or purchase agreement in violation of Section 4.4 herein, the Seller shall reimburse the Purchaser for all out of pocket expenses incurred by the Purchaser (including reasonable attorneys fees) in connection with this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as the date first set forth above.

                                       PURCHASER:
                                       Spray Products Corporation


                                       By:  /s/ Bart Bastian
                                       Name:  Bart Bastian
                                       Title:  President



                                       SELLER:
                                       PerfectData Corporation


                                       By: /s/ Harris A. Shaprio
                                       Name: Harris A. Shapiro
                                       Title: Chairman of the Board and Chief
                                               Executive Officer

                                                                     Appendix B
                                 FIRST AMENDMENT
                                       TO
                            ASSET PURCHASE AGREEMENT


        This First Amendment (the "Amendment") dated as of the ____ day of January, 2004, to the Asset Purchase Agreement ("the "Original Agreement"), dated as of October 3, 2003, between PerfectData corporation, a Delaware Corporation and Spray Products Corporation, a Pennsylvania corporation.


                               W I T N E S S E T H

        WHEREAS, the parties hereto entered into the Original Agreement whereby Seller agreed to sell and Purchaser agreed to purchase, substantially all the assets of Seller;

        WHEREAS, the parties desire to amend the Original Agreement as provided for herein.

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreement set forth herein, the parties agree as follows:

   1. The second sentence of Section 1.5 is hereby amended by the addition of the following:

                           "and as provided in Section 4.7 hereof."

   2. The following shall be inserted as Section 4.7:

                           "4.7 Insurance. Purchaser agrees to maintain product liability insurance covering not only its own shipments post-closing, but also including "tail" insurance for claims arising from shipments prior to the Closing Date, including those during the management period pursuant to Section 5.6 hereof."

   3. Section 5.6.3(a) is hereby amended to add the following:

                           "(iii) be responsible for all freight and shipping charges incurred by the Buyer in connection with the transport of inventory from the Facility to the customers."

   4. Section 5.6.3 (b)(ii) is hereby deleted in its entirety.

   5. Except as specifically modified herein, the Original Agreement shall not be modified and shall remain in full force and effect.

   6. All capitalized terms not specifically defined herein shall have the meaning ascribed to them in the Original Agreement.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

                                       PURCHASER:
                                       Spray Products Corporation


                                       By:  _____________
                                       Name:  Bart Bastian
                                       Title:  President



                                       SELLER:
                                       PerfectData Corporation


                                       By: _________________
                                       Name: Harris A. Shapiro
                                       Title:  Chairman of the Board and Chief
                                                Executive Officer

                                                                     Appendix C

        CALIFORNIA GENERAL CORPORATION LAW SECTIONS 1300-1312 1300.

        (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

        (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

            (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

            (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

            (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

            (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. 1301.

        (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

        (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision D-1 (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof. (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302.

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof,

        (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or

        (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.

        (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.

        (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated. (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.

        (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it. (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

1306.

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310.

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.

        (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      Appendix D
PART I.   FINANCIAL INFORMATION
Item 1.  Financial Statements

                             PERFECTDATA CORPORATION
                                  Balance Sheet
                                   (Unaudited)
                             (Dollars in thousands)

                                                           September 30,
                                                              2003
                                                     ---------------------------
                         Assets
Current assets:
  Cash and cash equivalents                          $          2,053
  Accounts receivable, net                                        309
  Inventories                                                      91
  Prepaid expenses and other current assets                        69
                                                     ---------------------------

           Total current assets                                 2,522


Property, plant and equipment, at cost, net                          -
                                                     ---------------------------
                                                     $          2,522
                                                     ===========================

            Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                                   $            453
  Accrued compensation                                             38
  Other accrued expenses                                           74
                                                     ---------------------------

          Total current liabilities                               565
                                                     ---------------------------


Shareholders' equity:
  Preferred Stock.  Authorized 2,000,000
   shares; none issued                                                        -
  Common Stock, no par value.  Authorized
    10,000,000 shares; issued and
    outstanding 6,209,530 shares                               11,258
  Accumulated deficit                                          (9,301)
                                                     ---------------------------

Net shareholders' equity                                        1,957
                                                     ---------------------------
                                                     $          2,522
                                                     ===========================

See accompanying notes to financial statements.

                             PERFECTDATA CORPORATION
                            Statements of Operations
                                   (Unaudited)
                (amounts in thousands, except per share amounts)


                                                    Three Months Ended                Six Months Ended
                                                      September 30,                      September 30,
                                                          2003           2002             2003          2002
----------------------------------------------- --------------- -------------- --- ------------ -------------
----------------------------------------------- --------------- -------------- --- ------------ -------------
Net sales                                                $ 708          $ 490          $ 1,433       $ 1,054

Cost of goods sold                                         462            322              932           687
                                                --------------- --------------     ------------ -------------
                                                --------------- --------------     ------------ -------------

         Gross profit                                      246            168              501           367

Selling, general and administrative expenses               416            425              770           756
                                                --------------- --------------     ------------ -------------
                                                --------------- --------------     ------------ -------------

Loss from operations                                     (170)          (257)            (269)         (389)

Other income:
         Other, net                                          4             10                9            22
                                                --------------- --------------     ------------ -------------
                                                --------------- --------------     ------------ -------------
                           Net loss                      (166)          (247)            (260)         (367)

Net loss per common share - basic and diluted          $ (.03)        $ (.04)          $ (.04)       $ (.06)
                                                =============== ==============     ============ =============
                                                =============== ==============     ============ =============

                                                         6,193          6,159            6,176         6,159
                                                =============== ==============     ============ =============







See accompanying notes to financial statements.

                             PERFECTDATA CORPORATION
                            Statements of Cash Flows
                                   (Unaudited)
                             (Dollars in thousands)

                                                                                      Six-Month Period Ended
                                                                                              September 30,
                                                                                    ----------------------------------
                                                                                    ----------------- --- ------------
                                                                                                2003             2002
                                                                                                ----
Cash Flows from operating activities:

Net Loss                                                                                     $ (260)          $ (397)

Adjustments to reconcile net loss to net cash used in operating activities:

         Depreciation and amortization                                                             6               10

         Stock issued for services                                                                52                -

         Increase in accounts receivable                                                       (151)             (39)

         Decrease in inventories                                                                  97               16

         Increase in prepaid expenses and other assets                                           (7)             (11)

         Increase in accounts payable                                                            170              224

         Increase (decrease) in accrued expenses                                                (27)                1
                                                                                    -----------------     ------------
                                                                                    -----------------     ------------

                  Net cash used in operating activities                                        (120)            (166)
                                                                                    -----------------     ------------
                                                                                    -----------------     ------------

Decrease in cash and cash equivalents                                                          (120)            (166)

Cash and cash equivalents at beginning of period                                               2,173            2,758
                                                                                    -----------------     ------------
                                                                                    -----------------     ------------

Cash and cash equivalents at end of period                                                   $ 2,053          $ 2,592
                                                                                    =================     ============
                                                                                    =================     ============



See accompanying notes to financial statements.

                             PERFECTDATA CORPORATION
                          Notes to Financial Statements

1. All adjustments included in the financial statements in this Report are of a normal recurring nature and are necessary to present fairly the Company's financial position as of September 30, 2003 and the results of its operations and cash flows for the six months ended September 30, 2003 and 2002. Results of operations for the interim periods are not necessarily indicative of results of operations for a full year due to external factors that are beyond the control of the Company. This Report should be read in conjunction with the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2003 ("Annual Report 2003").

        As previously reported on July 2, 2003, the Company entered into an Agreement and Plan of Merger and Reorganization with SuperCom Ltd., an Israeli corporation ("SuperCom"), setting forth the terms and conditions of a proposed merger transaction between SuperCom and the Company. If such transaction is consummated, the shareholders of SuperCom would own more than 70% of the outstanding shares of the Common Stock of the combined companies and have the right to elect more than a majority of the directors. SuperCom is a developer of smart cards and ID solutions. The closing of the merger agreement is subject to various conditions, including the approval of the Company's shareholders.

2.      Inventories

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventories are summarized as follows (in thousands):

                               September 30, 2003
                                   (unaudited)

           Raw materials              $            5
           Work in process                         1
           Finished products                      85
                                      ---------------
                                      $           91
                                      ===============

3.       Property and Equipment

          Property and equipment consist of (in thousands):

                                  September 30, 2003
                                      (unaudited)
        Machinery and equipment      $        309
        Furniture and fixtures                 84
        Leasehold improvements                155
                                      ------------
                                              548
     Less accumulated
     depreciation and amortization           (548)
                                      ------------
                                     $         -
                                     ================

4.      Income taxes

        At September 30, 2003, the Company had net operating loss (NOL) carryforwards of approximately $5,196,033 for federal income tax purposes expiring in varying amounts through 2020. The NOL carryforwards, which are available to offset future profits of the Company and are subject to limitations should a "change in ownership" as defined in the Internal Revenue Code occur, will begin to expire in 2003 if not utilized. The Company anticipates that the issuance of additional shares of the Company's Common Stock to the shareholders of SuperCom, when and if the previously reported proposed merger transaction with SuperCom is consummated (currently expected to be in late December at the earliest, but more probably in early 2004), will result in a significant limitation on the use by the Company (or any successor thereto) of the net operating loss carry forwards of the combined companies. Additionally, the Company has general business tax credit carryforwards of $12,000 which will begin to expire in 2006.

        SFAS 109 requires that the tax benefit of such NOLs and other deferred tax assets be recorded as an asset using current tax rates to the extent management assesses the utilization of such NOLs and other assets to be more likely than not. Management has determined that future taxable income of the Company will likely not be sufficient to realize the recorded deferred tax asset of $1,964,306. As such, the Company has recorded a valuation allowance of $1,964,306.

5.      Loss Per Common Share

        Basic net loss per share is based on the weighted average number of shares outstanding during each of the respective periods. Diluted net loss per share includes the dilutive impact of all Common Stock equivalents such as options and warrants to purchase the Company's Common Stock. During the respective periods, the impact of the Common Stock equivalents, such as stock options, was antidilutive; therefore, they have been excluded from the calculation of diluted loss per share.

6.      Shareholders' Equity

        On July 31, 2003, the Company issued 50,000 shares of the Company's Common Stock to the Chairman of the Audit Committee as compensation for his services over the past three years. During the quarter ended June 30, 2003, the Company had recorded compensation expense of $51,500 for the shares.

7.      Stock-Based Compensation

         The Company has adopted the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. Due to the reduction of the exercise price of fixed stock options through the cancellation of stock option awards and the granting of replacement awards, per FIN No. 44, Accounting for Certain Transactions involving Stock Compensation, the Company has adopted variable accounting for the replacement awards, per FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

        The Company applies APB Option No. 25 in accounting for its employees and director stock option plans. Had the company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123 and SFAS No. 148, the Company's net loss would have been increased to the pro forma amounts indicated below. The fair value of these options was estimated at the date of grant using a Black-Scholes option-pricing model, assuming a risk-free interest rate of 4.57% - 6.26%, a ten-year term, 50% volatility, and $0 expected dividend rate.


                                                     Three Months Ended                 Six Months Ended
                                                          September 30,                   September 30,
                                                       2003            2002               2003             2002
                                                     ---------------------------        ------------------------------

Net loss, as reported                                $   (166)         (247)            (260)               (367)
Deduct total stock-based employee
   compensation expense determined
   under fair-value-based method for
   all awards, net of tax                                   (8)        (12)              (12)                (42)
                                                     ---------------------------         ---------------------------
                             Pro forma net loss      $   (174)         (259)            (272)               (409)
                                                     ===========================        ===========================
Basic and diluted net loss per common share:
      As reported                                    $  (0.03)         (0.04)             (0.04)          (0.06)
      Pro forma                                         (0.03)         (0.04)             (0.04)          (0.07)

8.      Subsequent Event

        On October 8, 2003, the Company announced that it had entered into an agreement with Spray Products Corporation ("Spray") to sell Spray the operating assets of the Company. These assets will include inventory, customer list, equipment, certain accounts receivable and trade payables. The transaction is subject to the Company formalizing shareholder approval. Beginning November 1, 2003, Spray has acted as a manager for fulfillment of orders for the Company's customers.



Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Critical Accounting Policies

        Management believes that the following discussion addresses the Company's most critical accounting policies, which are those that are most important to the portrayal of the Company's financial condition and results, and require the most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Allowance for Doubtful Accounts:

        The Company evaluates the collectibility of its accounts receivable and provides an allowance for estimated losses that may result from customers' inability to pay. The amount of the reserve is determined by analyzing known uncollectible accounts, aged receivables and customers' credit-worthiness.
Amounts later determined and specifically identified to be uncollectible are written off against the allowance.

Valuation of Inventory:

        Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. Market value is dependent primarily on consumer demand and competitor product offerings. The Company reviews inventories and records adjustments for any decline in its value below cost. Adjustments are primarily determined by identifying excess and slow-moving products based upon prior sales, estimating values for such items, and providing for any losses in value based upon those estimates.

        See "Results of Operations" for information relating to the Company's agreement to sell its operating business and the potential buyer's assumption of managing orders effective as of November 1, 2003. As a result, the valuation of inventory will no longer be a critical accounting policy so long as such arrangement is in effect or after the sale is consummated.

Results of Operations

        Net sales for the second fiscal quarter ended September 30, 2003 ("current quarter") increased $218,000, or 44%, to $708,000 from net sales of $490,000 in the year-earlier period. Net sales for the six months ended September 30, 2003 ("current six-month period") increased $379,000, or 36%, to $1,433,000 from net sales of $1,054,000 in the year-earlier period. The increased sales were a result of an increase in sales volume with the Company's existing customers.

        Cost of Goods Sold as a percentage of net sales for the current quarter and current six-month period was 65%, respectively, consistent with the year-earlier periods.

        Selling, General and Administrative Expenses ("Expenses") for the current quarter were $416,000 as compared to $425,000 in the year-earlier period. Expenses for the current six-month period were $770,000 as compared to $756,000 in the year-earlier period. Expenses in both the current six-month period and the year-earlier period have been impacted by the efforts to seek a strategic acquisition. An aggregate of $119,000 in Expenses relating to the SuperCom transaction were incurred in the current six-month period and an aggregate of $115,000 in Expenses relating to an aborted transaction in the year-earlier period. In addition, the Company recorded in the current six-month period a compensation expense of $51,500 related to the 50,000 shares of this Company's Common Stock issued to the Chairman of the Audit Committee for his services as such. The Company also incurred legal and other expenses in the current six-month period of $26,000 relating to the execution of the agreement with Spray (see the third succeeding paragraph), negotiations with other potential purchasers and securing major shareholders' approval of the prospective sale. As previously reported, the Board of Directors of the Company believes that consummation of the SuperCom and Spray transactions is in the best interests of both the Company and its shareholders for a number of reasons, including, without limitation, to stem the continuing operational losses from the existing business, despite management efforts to reduce expenses, and to deal with threats that the Company's two major customers, which accounted for approximately 83% of the Company's sales in the current six-month period, could choose other vendors. In addition, as previously reported, SuperCom has made divesture of the Company's current business a condition precedent to its closing the transaction.

        Other Income for the current quarter was dividend income of $4,000 as compared to dividend income of $10,000 in the year-earlier period. Other Income for the current six-month period was dividend income of $9,000 as compared to dividend income of $22,000 in the year-earlier period.

         The decreased net loss in the current quarter and current six-month period directly related to the increased sales.

        Subsequent to the current quarter, the Company announced on October 8, 2003, that it had entered into an agreement with Spray Products Corporation ("Spray") to sell Spray the operating assets of the Company. A copy of the Asset Purchase Agreement was filed as Exhibit A to the Company's Current Report on Form 8-K filed on October 8, 2003. The purchase price will be the value of the inventory, plus collectible receivables, plus the sum of $100,000, less the assumed liabilities. The transaction is subject to the Company formalizing shareholder approval. Beginning November 1, 2003, Spray has acted as manager for fulfillment of orders for the Company's customers. Transferring fulfillment of orders to Spray has enabled the Company to relocate to a smaller facility and to reduce the number of employees. The Company has completed its move into the smaller facility and is leasing office space for a six-month term.

Liquidity and Capital Resources

        The Company's cash and cash equivalents decreased $120,000 from $2,173,000 at March 31, 2003 to $2,053,000 at September 30, 2003. The decrease in cash during the current six-month period resulted from cash used in operating activities of $120,000, which was primarily the result of the net loss of $260,000 as well as an increase in accounts receivable, partially offset by a decrease in inventories and an increase in accounts payable.

        As a result of the continuing negative cash flows from operations, the Company is dependent on the invested proceeds from its March 2000 private placement in order to meet its payable requirements.

        The Company believes that, as a result of the cash described in the preceding paragraph, its working capital is adequate to fund the Company's operations and its requirements for the fiscal year ending March 31, 2004.

Recent Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 is not expected to have a material effect on the Company's financial statements.

                    Forward-Looking and Cautionary Statements

        With the exception of historical information, the matters discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations include certain forward-looking statements that involve risks and uncertainties. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying information that is forward-looking and, accordingly, involves risks and uncertainties, including, without limitation, statements regarding the Company's future financial condition and the success of the Company's proposed merger transaction with SuperCom and sale to Spray. Other risks are discussed in the Annual Report 2003. As a result, actual results may differ materially from those described in the forward-looking statement. The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement in this Report.

Item 3.           Controls and Procedures

Evaluation of Disclosure Controls and Procedures

        The Company has a CEO and a CFO/CAO, constituting all of management, and, during the reporting period, six employees to conduct operations. The CEO and CFO/CAO performed an evaluation of the effectiveness of the design and operation of the Company's disclosure controls and procedures as of September 30, 2003. Because of its small size and limited number of personnel, the Company does not currently have elaborate written procedures, nor does management believe that such elaborate written procedures are currently necessary to ensure accurate reporting in the Company's periodic reports. The Audit Committee and management will review this requirement should the Spray transaction be terminated, as to which there can be no assurance. The then Audit Committee and management will, of course, review this requirement as a result of the Company consummating the SuperCom transaction, as to which consummation there can be no assurance. In making their evaluation, the CEO and CFO/CAO consulted with the Company's outside counsel. Based on that evaluation, the two officers concluded that the Company's disclosure controls and procedures were adequate and effective, as of September 30, 2003, to ensure that material information relating to the Company would be made known to them by others within the Company, particularly during the period in which this Report was being prepared. Their evaluation was reported to the Audit Committee in connection with their review of this Report prior to its filing.

Changes in Internal Controls

        There have been no significant changes in the Company's internal controls or in other factors that could significantly affect internal controls since the date of their evaluation.

================================================================================
Table of Contents

                                                                       Page

Letter on Behalf of Board of Directors...........N/A
Voting Securities..................................1
Proposed Sale Transaction..........................2   PERFECTDATA CORPORATION
Security Ownership of Certain Beneficial
   Holders and Management..........................6
Dissenters' Rights.................................8   Consent Solicitation
Miscellaneous.....................................12    Statement
Appendix A - Copy of Asset Purchase.................
      Agreement dated as of October 3, 2003......A-1    dated February __, 2004
Appendix B - Copy of First Amendment dated .........
      as of January __, 2004 to the
      Asset Purchase Agreement...................B-1
Appendix C - California Statutory ..................
      Provisions as to Dissenters' Rights........C-1
Appendix D - Quarterly Financial Statements
      and Related Management's Discussion
      and Analysis...............................D-1




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


                             PERFECTDATA CORPORATION
                          1445 East Los Angeles Avenue
                                    Suite 208
                              Simi Valley, CA 93605
          This Consent is Solicited on Behalf of the Board of Directors


The undersigned hereby consents, with respect to all of the shares of the Common Stock of PerfectData Corporation (the "Company") held of record by the undersigned on February __, 2004, as follows:

With respect to the proposal to sell the Company's operating assets to Spray Products Corporation:

                        [ ] FOR           [ ] AGAINST         [ ] ABSTAIN

This consent, when executed, will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this consent will be voted FOR the proposal.

PLEASE MARK, SIGN, DATE, AND RETURN THIS CARD PROMPTLY USING THE
ENCLOSED ENVELOPE


                                             Please  sign  exactly  as your name
                                             appears  to the left.  When  shares
                                             are held by joint  tenants,  please
                                             both   sign.    When   signing   as
                                             attorney, executor,  administrator,
                                             trustee or  guardian,  please  give
                                             full   title   as   such.    If   a
                                             corporation,  please  sign  in full
                                             corporate  name by the President or
                                             other  authorized   officer.  If  a
                                             partnership,  please  sign  in full
                                             partnership    name   by   a   duly
                                             authorized                  person.



                                             -----------------------------------
                                                         Signature

                                            ------------------------------------
                                                   Signature, if held jointly

                                            Date:    _____________________, 2004